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                     October 6, 2022

       Peter Bell
       Chief Executive Officer and Chief Financial Officer
       Epiphany Technology Acquisition Corp.
       630 Ramona Street
       Palo Alto , CA 94301

                                                        Re: Epiphany Technology
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-39853

       Dear Peter Bell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction